Exhibit 10.29

AMENDMENT

TO

ASSET PURCHASE AGREEMENT

This Amendment (“Amendment”) to the Asset Purchase Agreement dated June 25, 2008 (“Agreement”) between Hallo Development Co., LLC (“Hallo”) and Focus Enhancements, Inc. (“Focus”) is entered into as of the 26 day of October, 2010.

RECITALS

WHEREAS, Hallo entered into the Agreement to sell certain assets to Focus pursuant to terms of the Agreement; and

WHEREAS, disagreements have arisen between Hallo and Focus regarding the payment terms for those assets; and

WHEREAS, the parties wish to avoid any litigation or arbitration and have agreed to resolve their differences by amending the payment terms specified in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Hallo and Focus agree as follows:

1.          Except as specifically amended in this Amendment, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

2.          The purchase price for the Assets which was specified in Exhibit C of the Agreement shall be amended and replaced in its entirety with the Amended Exhibit C attached hereto as Exhibit 1.

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IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

Purchaser:		Seller:

FOCUS ENHANCEMENTS, INC., a Delaware corporation		HALLO DEVELOPMENT CO., LLC, a Michigan limited liability company

By:	/s/ Brett A. Moyer	By:	/s/ Dennis Howitt
Brett A. Moyer		Dennis Howitt, Managing Member
President and CEO

Dated:	10/26/10	Dated:	10/26/10

Address:		Address:

1370 Dell Avenue		1221 Pinecrest SE
Campbell, CA 95008		E. Grand Rapids, Ml 49506
Fax: 408-866-4795		Fax: 503-223-9073

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Exhibit 1

Amended Exhibit C

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Amended Exhibit C

Purchase Price

(a)          Stock. In consideration of the purchase of the Assets and of the Seller’s covenants and agreements set forth in this Agreement, Purchaser shall issue to Seller 1,800,000 shares of the authorized common stock in Focus Enhancements, Inc. (the “Stock”) as of the Closing Date, subject to the following conditions.

(1)         Notwithstanding Rule 144, the Stock shall be subject to restrictions against sale by Seller to any third party until the earlier of (a) the date at which Purchaser has sold and received $1,000,000 in Net Revenues from the Covered Product, or (b) December 31, 2009.

(2)         Subject to the above, the Stock shall be saleable pursuant to Rule 144.

(3)         If, following the expiration of the restrictions on sale as set forth in subitem (1) above, the Stock must be registered to enable subsequent sale by Seller, then Purchaser will supplement one of Purchaser’s existing S-3 forms to do so, if such form is then available.

(4)         The Parties shall, on the Closing Date, set into an escrow account 300,000 shares of the Stock in connection with Section 8.4 of the Agreement (the “Escrowed Shares”). The terms of the escrow account shall provide for the release of the Escrowed Shares.

The number of shares of Stock shall be subject to adjustment from time to time as follows upon the happening of any of the following between the Effective Date and the Closing Date: the Company shall (i) pay a dividend in shares of common stock or make a distribution in shares of common stock to all of the holders of its outstanding common stock, (ii) subdivide its outstanding shares of common stock into a greater number of shares, or (iii) combine its outstanding shares of common stock into a smaller number of shares of common stock, then the number of shares of Stock shall be proportionately increased or decreased, as the case may be.

(b)          Revenue Stream. In consideration of the Seller’s covenants and agreements set forth in this Agreement, Purchaser agrees to pay Seller amounts based on the revenues obtained by Purchaser from the subsequent sale or licensing of the Covered Products (the “Revenue Share”), as set forth below:

(1)         For purposes of this Agreement, “Covered Product” means any product sold or licensed by Purchaser that includes the Products, which shall be either (a) the Product sold on a standalone basis (the “Standalone Product”), or (b) the Product combined with the Purchaser’s TV-Out, Ultra WideBand (UWB) or any other intellectual property the Purchaser shall purchase or develop not related to the Product, and packaged into a single chip, a multichip (system in a package), or a systems product or other combination (a “Combined Product”) “Net Revenues” for any particular period of time means all sales revenue based on the gross dollar amount invoiced by Purchaser for the sale of Covered Product, less returns, rebates, and allowances with respect to such Covered Product, and all licensing revenues earned by Purchaser from its licenses of Covered Product. “FCS” means the date of first commercial shipment by Purchaser or a licensee, affiliate or successor of a Covered Product, provided that such commercial shipment is a transaction in which the Covered Product is commercialized such that the Covered Product is embedded in a product that is available for sale via a retail channel.

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(2)         The “Revenue Share” shall be equal to the greater of a) three percent (3%) per year of Net Revenues received for Covered Products for the first three years beginning on FCS (“Revenue Share Percentage”); or b) (i) $125,000 during the first year beginning with FCS; (ii) $225,000 during the second year after FCS; and (iii) $550,000 during the third year after FCS. The three year period commencing on FCS shall be referred to as the “Revenue Share Term.” No Revenue Share shall be owed for any revenues received for the Covered Products after the Revenue Share Term. Notwithstanding the above, in the event that Purchaser creates and sells or licenses Combined Products during the Revenue Share Term, the Revenue Share Percentage calculated with respect to the Combined Product shall be measured against the most recent average selling price of the Standalone Product (e.g., if in the first year after FCS the average selling price for the Standalone Product is $100, and the average selling price for a Combined Product is $150, then the Revenue Share Percentage for the sale of that given Combined Product shall be equal to three percent (3%) of $100). In the event that Purchaser has not sold a Standalone Product prior to the sale of a Combined Product then Purchaser shall compute the average selling price of a Standalone Product as its cost to the Purchaser plus an additional thirty percent (30%).

(3)         Within thirty (30) days after the end of each calendar quarter during the Revenue Share Term, Purchaser will provide Seller with a payment of the Revenue Share for the preceding calendar quarter which is equal to the greater of three percent (3%) or one-fourth of the amount specified in paragraph (b)(2)(b) above. Not withstanding the above, in no event shall the sum of the Revenue Share calculated during any calendar year after first FCS, exceed three percent (3%) of the Net Revenues received for Covered Products. If the sum of the Revenue Share during any calendar year after first FCS exceeds three percent (3%), and such amounts have been paid to Seller, then such excess amount shall be applied to the following calendar quarter(s) Revenue Share payment or if no further payments are due to Seller, then such excess amount shall be refunded by Seller to Purchaser within 30 days. Purchaser will also provide a written report that includes information on Purchaser’s sales and shipments of Covered Products by Purchaser and/or its licensees for that calendar quarter, by dollar volume and number of units reasonably sufficient for Seller to confirm the amounts of the Revenue Share.

(4)         No more than once per year during the Revenue Share Term, upon at least thirty (30) days prior written notice, Seller may, at its expense, hire an independent auditor to review Purchaser’s relevant books and records to confirm the amount of Revenue Share owed under this Agreement. Any such audit will be conducted during regular business hours at Purchaser’s facilities and will not unreasonably interfere with Purchaser’s business activities, and the auditor shall sign a reasonable confidentiality agreement provided by Purchaser. Purchaser will provide the auditor with access to the relevant Purchaser records and facilities. If an audit reveals that Purchaser has underpaid the Revenue Share during the period audited, then Purchaser will promptly pay Seller for such underpaid amounts, and in the event that the underpaid amounts exceed the greater of Five Thousand Dollars ($5,000) or five percent (5%) of the amount owed during the period audited, then Purchaser will reimburse Seller for Seller’s fees to the auditor in connection with such audit.

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(5)         If Purchaser fails to make any payment when due, and (a) Seller has provided Purchaser written notice of such failure and (b) Purchaser has not cured such failure within 60 days after receiving such notice, Seller may elect to accelerate the Agreement and be paid the total minimum amount of Revenue Share payments referred to above, without waiving the right to receive any additional amounts should the sale of Covered Products warrant any additional payment.

(6)         In the event that Purchaser becomes insolvent, files for bankruptcy, or has an involuntary petition in bankruptcy filed against it which is not promptly dismissed, the minimum amount of the Revenue Share which remains unpaid shall become immediately due and payable and shall be scheduled as an undisputed non-contingent unsecured debt.

(7)         Seller agrees that the Revenue Share set forth in this Agreement is an unsecured obligation for Purchaser to pay such amounts.

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